Exhibit 10.41

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 10, 2019, (the “Effective Date”) between The Fresh Market, Inc., a Delaware corporation (the “Company”), and Dan Portnoy (the “Employee”).

WHEREAS, the Company desires to retain the services and employment of the Employee on behalf of the Company, upon the terms and conditions set forth in this Agreement;

WHEREAS, the Employee desires to enter into such employment with the Company, upon the terms and conditions hereinafter set forth; and

WHEREAS, as a condition of the services and employment contemplated by the parties, the Company has required that the Employee enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

SECTION 1. Definitions. For purposes of this Agreement, all capitalized terms shall have the meanings set forth in this Section or otherwise herein.

(a) “Affiliates” means a Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

(b) “Apollo Investors” means AP VIII Pomegranate Holdings, L.P., a Delaware limited partnership, or any other investment fund managed by Affiliates of Apollo Global Management LLC that acquires Shares.

(c) “Capital Stock” of any Person means any and all shares, membership interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity. “Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes, however designated, that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

(d) “Change in Control” shall mean (i) any event occurs the result of which is that any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), other than the Apollo Investors, becomes the “beneficial owner”, as defined in Rules 13d-3 and l3d-5 under the Exchange Act directly or indirectly, of more than 50% of the Voting Stock of the Company or any successor company thereto, including, without limitation, through a merger or consolidation or purchase of Voting Stock of the Company; provided that Affiliates of Apollo Global Management LLC do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board; provided further that the transfer of 100% of the Voting Stock of the Company to a Person that has an ownership structure identical to that of the Company prior to such transfer, such that the Company becomes a wholly owned subsidiary of such Person, shall not be treated as a Change in Control; or (ii) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of the Company and its consolidated subsidiaries taken as a whole to any Person or group of related Persons other than to Apollo Investors.

(e) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, government or other agency or political subdivision thereof or any other legal or commercial entity.

(f) “Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

SECTION 2. Employment; Duties. On the terms and subject to the conditions set forth herein, the Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept such employment, for the Employment Term (as defined below). The Employee warrants and represents that the Employee will not be in breach of any obligation owed to a third party by becoming employed by or working for the Company. During the Employment Term, the Employee shall serve as the Chief Merchandise Officer of the Company and shall report to the Chief Executive Officer of the Company (“CEO”), or designated CEO, performing the duties and responsibilities commensurate with the position assigned to the Employee with respect to the business of the Company and such other duties and responsibilities that may be assigned to the Employee from time to time. Employee’s employment will be based at the Company’s headquarters in Greensboro, North Carolina.

SECTION 3. Performance. The Employee shall serve the Company faithfully and to the best of the Employee’s ability and shall devote his or her full business time, energy, experience and talents to the business of the Company, and will not engage in any other employment activities for any direct or indirect remuneration without the written approval of the CEO; provided that it shall not be a violation of this Agreement for the Employee to manage his or her personal investments, engage in or serve such civic, community, charitable, educational, or religious organizations or institutions as the Employee may select so long as such service does not create an actual or potential conflict of interest with, or interfere with the performance of, the Employee’s job, duties or obligations to the Company or conflict with the Employee’s covenants under Section 7 of this Agreement, in each case, as determined in the sole judgment of the Board of Directors of the Company.

SECTION 4. Employment Term. The Employee’s employment under this Agreement shall commence as of the Effective Date and shall continue in effect unless earlier terminated as set out in Section 6 below. The Employee’s period of employment under this Agreement shall be referred to as the “Employment Term.”

SECTION 5. Compensation and Benefits.

(a) Base Salary. During the Employment Term, the Employee shall be entitled to receive an annual base salary of $350,000.00 (“Base Salary”). Base Salary shall be paid in accordance with Company’s ordinary payroll practices and internal policies generally applicable to Company employees and subject to such deductions, withholdings and other taxes as required by law or as otherwise permissible under such practices or policies.

(b) Annual Bonus. During the Employment Term, the Employee will be eligible to receive an annual bonus opportunity targeted at fifty percent (50%) of Employee’s Base Salary (“Target Bonus”) under and subject to the terms and conditions of the Company’s annual incentive compensation plan.

(c) Long-Term Incentives. Upon or as soon as practicable and no later than the Company’s next Board meeting following the Effective Date, Employee will be granted an option (the “Option”) to purchase 400,000 shares of Pomegranate Parent Holdings, Inc., the Company’s parent company (“Parent”) pursuant to Parent’s Stock Option Plan (the “Option Plan”). The Option will have an exercise price equal to the value per share of Parent based on the recently completed valuation of Company Stock. The Options and shares issued upon exercise of the Options will be subject to the terms of the Option Plan and the option grant letter which will be provided to Employee at the time set forth above.

(d) Employee Benefits. During the Employment Term, the Employee will be eligible to participate in the employee benefit plans and programs (including being entitled to Paid Annual Leave which will accrue at the rate of twenty (20) days per year) generally available to Company employees as may be in effect from time to time and subject to the eligibility requirements of the plans and programs. Nothing in this Agreement shall prevent the Company from amending or terminating any employee benefit plan or program from time to time as it deems appropriate.

(e) Company Policies. The Employee agrees and acknowledges that he or she will be subject to, and will comply with, all Company policies and procedures.

(f) Relocation. Employee shall receive a full relocation package to move his primary household to Greensboro, North Carolina under the Company’s relocation program administered by Xonex Relocation, LLC. Employee will be required to adhere to the guidelines set forth and outlined in such program. In addition to this full relocation package, Employee shall receive a monthly stipend of $2,000 per month for a period of six (6) months following the Effective Date to address any miscellaneous relocation expenses. Employee agrees to repay a pro-rated share of all relocation expenses provided under this Section 5(f) in the event Employee leaves the Company voluntarily or is terminated for cause within twelve (12) months following the Effective Date.

SECTION 6. At-Will Employment; Termination of Employment.

(a) At-Will Employment. This Agreement does not constitute a guarantee of employment for any specific period of time, and the Employment Term with the Company is “at will.” Either the Employee or the Company may terminate the Employee’s employment at any time, without cause or notice, subject to the provisions of this Section 6. Any contrary representations that may have been made to the Employee shall be superseded by this Agreement. The Employee’s right to any compensation following a termination shall be only as set forth in this Section 6.

(b) Death. Employee’s employment will terminate upon Employee’s death. Employee’s beneficiaries will be entitled to (i) any earned but unpaid Base Salary, to be paid within ten (10) days of Employee’s termination of employment, (ii) any amounts accrued and payable under the terms of any of the Company’s written benefit plans or agreements (payable in accordance with such plan or agreement), and (iii) reimbursement of any unreimbursed business expenses properly incurred during the Employment Term (collectively the “Accrued Obligations”). In addition, conditional upon the effectiveness of the Release (as defined below), the Options will become fully vested (the “Option Vesting”).

(c) Disability. The Company may terminate Employee’s employment by reason of Employee’s Disability, “Disability” means a finding by the Company that Employee has been unable to perform Employee’s essential job functions, with or without a reasonable accommodation, by reason of a physical or mental impairment for a period of ninety (90) days within a period of one hundred eighty (180) consecutive days. If the Company determines in good faith that Employee’s Disability has occurred, it will give Employee notice of its intention to terminate Employee’s employment (the “Notice of Intention to Terminate”). If within thirty (30) days of the Notice of Intention to Terminate, Employee does not return to full-time performance of Employee’s responsibilities, Employee’s employment will terminate. If Employee does return to full-time performance in that thirty (30) day period, the Notice of Intention to Terminate will be cancelled under this Agreement. Upon such termination, Employee will be entitled to (i) the Accrued Obligations and (ii) the Option Vesting. The timing of the payment of the Accrued Obligations will be in accordance with Section 6(a). The Company agrees that termination by reason of Employee’s Disability shall not adversely impact Employee’s eligibility for benefits under any Company long term disability plan in which you participate.

(d) Termination by the Company for Cause. The Company may terminate Employee’s employment for Cause with or without notice. “Cause” means that Employee has (i) been convicted in court or by a governmental agency with (x) a felony, or (y) a misdemeanor involving moral turpitude; (ii) committed an act of fraud or embezzlement against the Company or its subsidiaries; (iii) materially breached this Agreement or breached the Restrictive Covenant Agreement and such breach has continued after Employee has been provided written notice thereof by the Company; (iv) materially violated any written policy of the Company resulting in material injury to the Company or its subsidiaries, monetarily or otherwise; (v) materially failed, refused or neglected to (x) substantially perform Employee’s duties (other than by reason of a physical or mental impairment) or (y) use best efforts to implement the directives of the Company (not measured by economic performance and other than by reason of a physical or mental impairment) that are consistent with Employee’s position, and such failure, refusal or neglect has continued after Employee has been provided written notice thereof by the Company and an adequate opportunity to cure; or (vi) engaged in misconduct resulting in material injury to the Company or its subsidiaries, monetarily or otherwise. Upon termination for Cause, Employee will be entitled only to the Accrued Obligations. The timing of the payment of the Accrued Obligations will be in accordance with Section 6(a).

(e) Termination by Employee. Employee may terminate Employee’s employment with or without Good Reason. If such termination is without Good Reason, Employee agrees to provide thirty (30) days written notice to the Company. Upon such termination, Employee will be entitled only to the Accrued Obligations. The timing of the payment of the Accrued Obligations will be in accordance with Section 6(a). In order to terminate Employee’s employment for Good Reason, Employee must first provide written notice to the Company of the circumstances that Employee believes constitute Good Reason within thirty (30) days of their first occurrence, and then provide the Company an opportunity to remedy such circumstances within thirty (30) days of such notice. Assuming such circumstances in fact constitute Good Reason, if the Company fails to remedy such circumstances within such 30-day period, Employee may resign Employee’s employment for Good Reason within five (5) days thereafter. For purposes hereof, “Good Reason” means (i) the Company’s material breach of its obligations under this Agreement, (ii) a material reduction of Employee’s Base Salary, (iii) a material and adverse diminution of Employee’s duties and authority as Chief Merchandise Officer, and (iv) a relocation of the Company’s principal office by more than fifty (50) miles. Upon such termination Employee will be entitled to the amounts set forth in Section 6(f) below as if Employee’s employment was terminated by the Company without Cause, subject to the conditions set forth therein.

(f) Termination by the Company without Cause. Subject to the terms and conditions set forth herein, the Company may terminate Employee’s employment for any or no reason upon giving Employee thirty (30) days’ written notice (or pay in lieu of such notice). If such termination is not for Cause and not by reason of Employee’s Disability, then, in addition to the Accrued Obligations, Employee will be entitled to (i) continued payment of Employee’s Base Salary for a period equal to (x) six (6) months if the termination occurs within the first twelve (12) months following the Effective Date or (y) eighteen (18) months if the termination occurs anytime after the first twelve (12) months following the Effective Date (the “Severance Period,” as applicable to (x) or (y)); provided that if such termination occurs within the eighteen (18) month period following a Change in Control, Employee will instead be entitled to the sum of Employee’s Base Salary continued for eighteen (18) months and Target Bonus, and (ii) the Option Vesting (collectively, the “Severance Benefits”). Employee’s right to the Severance Benefits shall be conditional upon (x) Employee’s compliance with the Restrictive Covenant Agreement and (y) Employee’s execution and non-revocation of a customary release of claims in favor of the Company and its affiliates, in the form attached as Exhibit A (the “Release”). Employee must execute the Release within twenty-one (21) days following the date of the termination of Employee’s employment.

(g) Payment Terms. The Severance Benefits shall be paid in equal monthly installments over the applicable number of months set forth in Section 6(f), beginning on the 61st day following the Employee’s termination date; provided that such amount (or any portion thereof) may, at the Company’s discretion, be payable in a lump-sum payment under the “separation pay plan” exception specified in Treas. Reg. § 1.409A-1(b)(9) (limited to up to $560,000 in separation pay in 2019, but which amount may increase or decrease annually pursuant to the Code) on the 61st day following such Termination Date to the extent that such payment does not result in penalties or additional taxes under Section 409A. If any partial lump-sum payment of such amount is made pursuant to this Section 6(g), the remaining amount shall be paid, in the Company’s discretion, in either equal monthly installments over the remaining number of applicable months or in such other payment manner as allowable by applicable law. The timing of the payment of the Accrued Obligations will be in accordance with Section 6(b).

(h) COBRA Continuation Benefits. To the extent that (i) Participant was participating in the Company’s medical, vision, and/or dental benefits plan (“Benefits Plan”) on the Termination Date, (ii) such termination occurred pursuant to Section 6(e) (for Good Reason only) or Section 6(f), and (iii) Participant timely elects continued benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay a portion of the Participant’s COBRA premiums (including coverage for the Participant’s eligible dependents, if applicable) (the “COBRA Premiums”) until the earliest of (i) the last day of the Severance Period, (ii) the date the Participant first becomes eligible for medical, vision, and/or dental coverage with a subsequent employer, or (iii) the date the Participant is no longer eligible under COBRA. The amount of the COBRA Premium paid by the Company will be equal to the employer portion of the premium for the level of coverage under the Company’s Benefits Plan selected by the Participant immediately prior to the Employee’s termination date. The Participant will be solely responsible for the remaining portion of the COBRA Premium. The Severance Period shall run concurrently with the eighteen-month COBRA continuation period. After the Severance Period and during the remainder of the COBRA continuation period (if applicable), a Participant may continue COBRA continuation coverage at his or her sole expense. Notwithstanding the foregoing, if at any time the Company determines that the payment of COBRA Premiums would result in a violation of applicable law (including the 2010 Patient Protection and Affordable Care Act, as amended), then in lieu of paying COBRA Premiums, the Company shall pay such Participant on the last day of each remaining month of the Severance Period, a fully taxable cash payment equal to the COBRA Premium for such month. Nothing in this Section 6(h) shall operate to reduce, or be construed as reducing, the Participant’s group health plan continuation rights under COBRA in any manner.

SECTION 7. Restrictive Covenants.

(a) Nondisclosure of Confidential Information. (i) The Company and the Employee agree that, during the course of the Employment Term with the Company, the Employee has had and will continue to have access to, and has gained and will continue to gain knowledge with respect to, Confidential Information. The Employee agrees that the Employee shall not, without the prior written consent of the Company, during the period of the Employment Term with the Company and thereafter for so long as it remains Confidential Information to the greatest extent permitted by applicable law, use or disclose, or knowingly permit any unauthorized Person to use, disclose or gain access to, any Confidential Information; provided, however, that the Employee may disclose Confidential Information (x) to a Person to whom the disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of the duties of the Employee’s employment, (y) as required by law or (z) as ordered by a court, provided that in any event described in the preceding clause (y) or (z), (A) the Employee shall promptly notify the Company in writing, and consult with and assist the Company (at the Company’s sole cost) in seeking a protective order or request for another appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms of the preceding clause (A), the Employee shall disclose only that portion of the Confidential Information that, in the written opinion of the Employee’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to assure that confidential treatment shall be accorded to such Confidential Information by the receiving Person or entity and (C) to the extent permitted by applicable law, the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof. As requested by the Company from time to time and upon termination of the Employment Term with the Company, the Employee shall promptly deliver to the Company all copies and embodiments, in whatever form (including electronic), of all Confidential Information in the Employee’s possession or control irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been so delivered.

(ii) Without limiting the foregoing, the Employee agrees to keep confidential the existence of, and any information concerning, any dispute between the Employee and the Company or any of its Affiliates, except that the Employee may disclose information concerning such dispute to the court considering such dispute or to the Employee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

(iii) For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business and affairs of the Company or any of its Affiliates, including all business information (whether or not in written form) that relates to the Company or any of its Affiliates, or their directors, officers, employees, customers, suppliers or contractors or any other third parties with respect to which the Company or any of its Affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and that is not known to the public generally other than as a result of the Employee’s breach of this Agreement, including technical information or reports; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists, if applicable; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information shall not include such information known to the Employee prior to the Employee’s involvement with the Company or any of its Affiliates or information rightfully obtained from a third party (other than pursuant to a breach by the Employee of this Agreement or any other duty of confidentiality).

(b) Noncompetition and Nonsolicitation. (i) Within the Geographic Territory and during the Employment Term with the Company or any of its Affiliates and continuing for the period of twelve (12) months thereafter (the applicable period described in this Section 7(b)(i), the “Noncompetition Period”), the Employee shall not:

(A) directly or indirectly, without the prior written consent of the Company, engage in or invest as an owner, partner, stockholder, licensor, director, officer, agent, employee or consultant for any Person that is engaged primarily in a Competing Business; provided, however, that this provision shall not prevent the Employee from passively investing as a less than two percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system; or

(B) accept employment with any Person that is engaged in any manner in a Competing Business if such employment would result in the Employee being involved in the management, operations or business affairs of the subsidiary, division, segment or other portion of such Person that conducts such Competing Business;

For purposes of this Agreement, “Competing Business” means; (a) any specialty grocery retailer, whether national or regional, with more than $50 million in revenue in its most recently completed fiscal year; and (b) Kroger, including Harris Teeter and Mariano’s Fresh Market, Publix, Wegman’s, Whole Foods Market, Trader Joe’s, Sprouts Farmers Market, Natural Grocers, Earth Fare, Lucky’s Market, Fresh Thyme, Lowes Foods and any subsidiary of any of the foregoing if such subsidiary performs the same or substantially similar services as the Company.

For purposes of this Agreement, “Geographic Territory” means (a) any state within the contiguous United States of America where the Company conducts any business, excluding any business that consists solely of purchases or sales via the Company’s catalog or the Internet, (b) any province or territory within Canada where the Company conducts any business, excluding any business that consists solely of purchases or sales via the Company’s catalog or the Internet, and (c) any standard metropolitan statistical area (as defined by the U.S. Census Bureau) where the Company has a business office, retail location or distribution center or has taken substantial steps toward the development of a new business office, retail location or distribution center at the time of the Employee’s termination. Clauses (a), (b) and (c) are separate and independent territories, and, notwithstanding Section 11(h), the use of the term “or” in this definition shall be interpreted in the disjunctive.

(ii) During the Employment Term with the Company or any of its Affiliates and continuing for the period of twelve (12) months thereafter (the “Nonsolicitation Period”), the Employee shall not, directly or indirectly, without the prior written consent of the Company, (A) actively solicit, recruit or hire any Person who is at such time, or who at any time during the 12-month period prior to such solicitation or hiring had been, an employee of, or an exclusive consultant then under contract with, the Company or any of its Affiliates, (B) actively solicit or encourage any employee of the Company or any of its Affiliates to leave the employment of the Company or any of its Affiliates or (C) intentionally interfere with the relationship of the Company or any of its Affiliates with any Person or entity who or that is employed by or otherwise engaged to perform services for the Company or any of its Affiliates.

(iii) During the Nonsolicitation Period, the Employee shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company or any of its Affiliates, on the one hand, and any of their respective customers, partners, suppliers or stockholders on the other hand.

(iv) The Noncompetition Period and the Nonsolicitation Period shall be tolled during (and shall be deemed automatically extended by) any period during which the Employee is in violation of the provisions of this Error! Reference source not found..

(v) In the event that a court of competent jurisdiction determines that any provision of this Error! Reference source not found. is invalid or more restrictive than permitted under the governing law of such jurisdiction, then, only as to enforcement of this Error! Reference source not found. within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(c) Nondisparagement. The Employee shall not, directly or indirectly, whether in writing or orally, criticize, denigrate or disparage the Company or any of its Affiliates, its predecessors and successors, or any of the current or former directors, officers, employees, stockholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided that this provision shall not restrict the Employee’s ability to make truthful statements in good faith in response to any governmental inquiry or request for information or otherwise when required by legal process to do so.

(d) Return of Property. The Employee acknowledges that all documents, records, files, lists, equipment, computer, software or other property (including intellectual property) relating to the businesses of the Company or any of its Affiliates, in whatever form (including electronic), and all copies thereof, that have been or are received or created by the Employee while an employee of the Company or any of its Affiliates (including Confidential Information) are and shall remain the property of the Company and its Affiliates, and the Employee shall immediately return such property to the Company upon the termination of the Employment Term and, in any event, at the Company’s request. The Employee further agrees that any property situated on the premises of, and owned by, the Company or any of its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice.

(e) Cooperation. The Employee agrees that, upon reasonable notice and without the necessity of the Company’s obtaining a subpoena or court order, the Employee shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation or defense of any claims asserted against the Company or any of its Affiliates, that relates to events occurring during the Employment Term with the Company as to which the Employee may have relevant information (including furnishing relevant information and materials to the Company or its designee and providing testimony at depositions and at trial), provided that the Company shall reimburse the Employee for expenses reasonably incurred in connection with any such cooperation occurring after the termination of the Employment Term and provided further that any such cooperation occurring after the termination of the Employment Term shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with the Employee’s business or personal affairs.

SECTION 8. Remedies and Injunctive Relief. The Employee acknowledges that a violation by the Employee of any of the covenants contained in this Agreement would cause irreparable damage to the Company and its Affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the Employee agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Agreement in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted.

SECTION 9. Acknowledgments.

(a) The Employee acknowledges that the Company and its Affiliates have expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill to build an effective organization. The Employee acknowledges that the Company has a legitimate business interest in and right to protect its Confidential Information, goodwill and employee and customer relationships, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its customer and employee relationships. The Employee further acknowledges that the Company and its Affiliates are entitled to protect and preserve the going concern value of the Company to the extent permitted by law.

(b) In light of the foregoing acknowledgments, the Employee agrees that the covenants contained in this Agreement are reasonable and properly required for the adequate protection of the businesses and goodwill of the Company and its Affiliates. The Employee further acknowledges that, although the Employee’s compliance with the covenants contained in this Agreement may temporarily impact the Employee from earning a livelihood in a business similar to the business of the Company, the Employee’s experience and capabilities are such that the Employee has other opportunities to earn a livelihood and adequate means of support for the Employee and the Employee’s dependents.

(c) Prior to execution of this Agreement, the Employee was advised by the Company of the Employee’s right to seek independent advice from an attorney of the Employee’s own selection regarding this Agreement. The Employee acknowledges that the Employee has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Employee further represents that, in entering into this Agreement, the Employee is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents that are not expressly set forth herein, and that the Employee is relying only upon the Employee’s own judgment and any advice provided by the Employee’s attorney.

(d) In light of the acknowledgements contained in this Section 9, the Employee agrees not to challenge or contest the reasonableness, validity or enforceability of any limitations and obligations contained in this Agreement.

SECTION 10. Section 409A Compliance. All amounts payable under this Agreement are intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code (“Section 409A”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the “separation pay plan” exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), or both of them, and shall be interpreted in a manner consistent with the applicable exceptions. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. Each installment payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while Employee is a “specified employee” (as defined by Section 409A) and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within fifteen (15) days following Employee’s death. “Termination of employment,” “resignation” or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, Employee’s “separation from service” as defined by Section 409A. If any payment subject to Section 409A is contingent on the delivery of a Release by the Employee and could occur in either of two calendar years, the payment will occur in the later year. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to the Employee. The Employee shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

SECTION 11. Miscellaneous.

(a) Assignment and Successor. This Agreement may be assigned by the Company to any Affiliate or successor to the business or assets of the Company. In the event of any such assignment, the Company shall cause such Affiliate or successor, to assume the obligations of the Company hereunder, by a written agreement addressed to the Employee, concurrently with any assignment, with the same effect as if such assignee were “the Company” hereunder. This Agreement is personal to the Employee and the Employee may not assign or any rights or delegate any responsibilities hereunder.

(b) Entire Agreement. This Agreement, together with the Company’s handbook and policies, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party hereto. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein. To the extent this Agreement conflicts with the Company’s handbook and other policies, this Agreement control.

(c) Amendment; No Waiver. No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Employee and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(d) Disputes. (i) The Company and the Employee agree that, except as otherwise specifically provided herein, all disputes, controversies and claims arising between them concerning the subject matter of this Agreement shall be resolved by arbitration in accordance with the Company’s Agreement to Resolve Claims provided to the Employee at or around the time of hire.

(ii) Without limiting the generality of Error! Reference source not found., to the extent permitted by applicable law, the parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

(e) Governing Law and Venue; Interpretation. This Agreement shall be deemed to be made in the State of North Carolina, and the validity, interpretation, construction and performance of this Agreement in all respects shall be governed by the laws of the State of North Carolina without regard to its principles of conflicts of law. In the event the Company pursues equitable relief for violation of the Employee’s covenants in Section 7, the Employee hereby expressly consents to the personal jurisdiction and venue of the state and federal courts located in North Carolina for any such lawsuit and the Employee hereby waives all objections based upon lack of jurisdiction or improper or inconvenient venue of any such court. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of either party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.

(f) Tax Withholding. All amounts payable under this Agreement shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(g) Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference is to a Section of this Agreement unless otherwise indicated.

(h) Construction. For purposes of this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if’.

(i) Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to either party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions can be consummated as originally contemplated to the fullest extent possible.

(j) Survival of Obligations. Sections 7-9 and 11 of this Agreement shall survive any material change in the Employee’s position or terms and conditions of employment, and shall survive the expiration or termination of this Agreement and the termination of the Employment Term with the Company, regardless of which party terminates the Agreement or employment relationship between them, or why such termination occurs.

(k) Notices. All notices or other communications required or permitted by this Agreement shall be made in writing and all such notices or communications shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	The Fresh Market, Inc. 628 Green Valley Road, Suite 500 Greensboro, North Carolina 27408

Attention: General Counsel

If to the Employee:	The Employee’s address as most recently supplied to the Company and set forth in the Company’s records.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(l) Counterpart. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

THE FRESH MARKET, INC.,

By	/s/ Dan Portnoy
Name: Dan Portnoy
Title: Chief Merchandising Officer

EMPLOYEE,

/s/ Dan Portnoy
Name: Dan Portnoy

EXHIBIT A:

SEPARATION AGREEMENT AND RELEASE

I. Release. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding himself/herself, his/her heirs, executors, administrators and assigns, does hereby release and forever discharge The Fresh Market, Inc., a Delaware corporation (the “Company”), and its present and former subsidiaries and affiliates, together with their present and former officers, directors, executives, agents, employees, successors, predecessors and assigns (collectively, the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, damages, debts, accounts, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown (collectively, the “Claims”), which the undersigned now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, arising out of or in any way connected with the undersigned’s employment relationship with the Company, its subsidiaries, predecessors or affiliates, or the termination thereof, under any Federal, state or local statute, rule, or regulation, or principle of common, tort or contract law, including, but not limited to, the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201 et seq., the Family and Medical Leave Act of 1993, as amended (the “FMLA”), 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., and any other equivalent or similar Federal, state, or local statute; provided, however, that nothing herein shall release the Company of (i) its obligations under that certain Severance Plan of the Company in which the undersigned participates (including the Accrued Rights (as defined therein)) and (ii) any director and officer indemnification or insurance obligations in favor of the undersigned. The undersigned understands that, as a result of executing this Separation Agreement and Release, he/she will not have the right to assert that the Company or any other Released Party unlawfully terminated his/her employment or violated any of his/her rights in connection with his/her employment or otherwise.

The undersigned affirms that he/she has not filed or caused to be filed, and is not presently a party to, any Claim, complaint or action against any Released Party in any forum or form and that he/she knows of no facts that may lead to any Claim, complaint or action being filed against any Released Party in any forum by the undersigned or by any agency or group. The undersigned further affirms that he/she has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses and/or benefits to which he/she may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, and/or benefits are due to him/her from the Company and its subsidiaries, except as specifically provided in this Separation Agreement and Release. The undersigned furthermore affirms that he/she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the FMLA. If any agency or court assumes jurisdiction of any such Claim, complaint or action against any Released Party on behalf of the undersigned, the undersigned will request such agency or court to withdraw the matter.

The undersigned further declares and represents that he/she has carefully read and fully understands the terms of this Separation Agreement and Release and that he/she has been advised and had the opportunity to seek the advice and assistance of counsel with regard to this Separation Agreement and Release, that he/she may take up to and including [21][45] days from receipt of this Separation Agreement and Release, to consider whether to sign this Separation Agreement and Release, that he/she may revoke this Separation Agreement and Release within seven calendar days after signing it by delivering to the Company written notification of revocation, and that he/she knowingly and voluntarily, of his/her own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as his own free act.

II. Protected Rights. The Company and the undersigned agree that nothing in this Separation Agreement and Release is intended to or shall be construed to affect, limit or otherwise interfere with any non-waivable right of the undersigned under any Federal, state or local law, including the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or to exercise any other right that cannot be waived under applicable law. The undersigned is releasing, however, his/her right to any monetary recovery or relief should the EEOC or any other agency pursue Claims on his/her behalf. Further, should the EEOC or any other agency obtain monetary relief on his/her behalf, the undersigned assigns to the Company all rights to such relief.

III. Severability and Incorporation. If any term or provision of this Separation Agreement and Release is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Separation Agreement and Release shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Separation Agreement and Release is not affected in any manner materially adverse to any party. Further, to the extent not otherwise addressed in this Separation Agreement and Release, the Severance Plan adopted          and incorporated by reference herein shall govern the rights, responsibilities and obligations of the parties.

IV. GOVERNING LAW. THIS SEPARATION AGREEMENT AND RELEASE SHALL BE DEEMED TO BE MADE IN THE STATE OF NORTH CAROLINA, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

Effective on the eighth calendar day following the date set forth below.

THE FRESH MARKET, INC.

By
Name:
Title:

EMPLOYEE,

Dan Portnoy
[NAME]
	Date	OCT 7, 2019
	Signed:	/s/ Dan Portnoy